Exhibit 3.1

AMENDMENT NO. 1 TO

BYLAWS
OF

GRAN TIERRA ENERGY INC.

(Incorporated under the Laws of the State of Delaware)

Adopted: August 3, 2021

The Bylaws of Gran Tierra Energy Inc., a Delaware corporation (the “Corporation”), effective October 31, 2016 (the “Bylaws”), having received the requisite approval from the Board of Directors of the Corporation under Article VIII, Section (2) of the Bylaws, shall be amended as follows, effective immediately:

Section (4)a of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

“a.           Quorum. Except as otherwise provided by applicable law or by the Corporation’s certificate of incorporation (the “Certificate of Incorporation”), the holders of outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), which shares represent at least thirty-three and one-third percent (33 & 1/3%) of the total number of votes which may be cast by all holders of Voting Stock by virtue of holding such Voting Stock, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. The Chairman of the Meeting (as defined below) or a majority of the shares so represented may adjourn or recess the meeting at any time and for any reason, whether or not there is a quorum. When a meeting is adjourned or recessed to another time or place, notice need not be given of the adjourned or recessed meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or recessed meeting are announced at the meeting at which the adjournment or recess is taken. At the adjourned or recessed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or recess is for more than thirty (30) days, a notice of the adjourned or recessed meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment or recess a new record date for stockholders entitled to vote is fixed for the adjourned or recessed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or recessed meeting, and shall give notice of the adjourned or recessed meeting to each stockholder of record entitled to vote at such adjourned or recessed meeting as of the record date fixed for notice of such adjourned or recessed meeting.”